UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

May 17, 2010	333-145443
Date of Report (Date of earliest event reported)	Commission File Number

YIPPY, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0585450
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

17595 S. Tamiami Trail, Suite 300 Fort Myers, FL 33908
(Address of Principal Executive Offices) (Zip Code)

239-561-3827
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

On May 17, 2010 Yippy, Inc., formerly Cinnabar Ventures, Inc. (the “Company”), entered into a license agreement (the “License Agreement”) with Vivisimo, Inc. (“Vivisimo”) granting the Company a non-exclusive, world-wide right to the use of “Velocity,” a software information optimization platform that unifies access to secure business repositories, presents relevant information and enables knowledge sharing across an enterprise, for use in connection with computer applications currently being developed by the Company.  In connection with the License Agreement, the Company acquired the domain Clusty.com (http://www.clusty.com), a metasearch engine, and all sub-domains and scripts related thereto, pursuant to a purchase agreement (the “Purchase Agreement”) between the Company and Vivisimo, in which among other things, Vivisimo agreed not to compete with the Company in the consumer search area for a period of two years.

Total consideration paid to Vivisimo under the Purchase Agreement and License Agreement was approximately $5,550,000 (the “Acquisition Price”).  The Acquisition Price includes two cash payments and the issuance by the Company to Vivisimo of two convertible promissory notes, each bearing interest at a rate of 4% per annum (together, the “Notes”).  Vivisimo may, at the maturity of either or both Notes, elect to convert the principal and interest then due into shares of the Company’s common stock (“Conversion Shares”) at a price of $2.00 per Share.  If full conversion occurs, Vivisimo would hold approximately 12% of the outstanding equity of the Company based upon the Company’s current capitalization.  Also on May 17, and in connection with the issuance of the Notes, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with Vivisimo, pursuant to which the Company is required, under certain circumstances, to register the Conversion Shares issued for resale by Vivisimo, under the Securities Act of 1933, as amended.

The above descriptions of the License Agreement, Purchase Agreement and Registration Rights Agreement do not purport to be complete and are qualified in their entity by reference to such Agreements, which the Company expects to file as exhibits to a subsequent report on Form 8-K.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

99.1	Press release of Yippy, Inc. dated May 17, 2010 entitled “Clusty, the Award-Winning Metasearch Engine, is acquired by Yippy, Inc.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

By:	/s/ Richard Granville
Name: Richard Granville Title: Chief Executive Officer